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                                                                    Exhibit 10.5

                             TRANSITION AGREEMENT

     This Agreement (the "Agreement") dated as of July 19, 1995, is entered into by and between Keystone International, Inc., a Texas corporation ("Company") and Raymond A. LeBlanc ("Executive").

                             W I T N E S S E T H:

     Whereas, Executive is presently serving the Company as its chairman of the board and chief executive officer; and

     Whereas, Executive will cease to serve the Company in such capacities on July 31, 1995 (the "Effective Date"), and absent this Agreement his employment with the Company would then terminate; and

     Whereas, the parties are desirous of providing for the continued employment of Executive beyond the Effective Date and desire to formalize such continuing employment relationship;

     Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

     1. Board Approval. This Agreement is subject to approval of the board of directors of the Company (the "Board"). If the Board has not approved this Agreement by July 20, 1995, then this Agreement shall be null and void.

     2. If this Agreement is approved by the Board as contemplated in paragraph 1, the Company agrees it will employ the Executive and the Executive agrees to serve the Company for a period beginning on the Effective Date and ending at the earlier of (i) Executive's death or (ii) unless sooner terminated in accordance with paragraph 5, July 31, 2001 (with the earliest of such events to occur being hereinafter referred to as the "Expiration Date").

     3. Nature of Duties.

          (a) Active Period. Until 60 days from the Effective Date (the "Active Period"), the Executive shall serve the Company in an executive capacity and, if so requested by the Company's chief executive officer, shall devote substantially his full time during normal business hours to insuring an orderly management transition at the Company and shall undertake such additional executive duties during the Active Period (of a stature and dignity appropriate to a former chief executive officer of the Company) as shall be assigned to Executive by the chief executive officer of the Company.

          (b) Transition Period. Commencing upon expiration of the Active Period and ending on the Expiration Date (the "Transition Period"), Executive shall consult with the Company's chief executive officer on an "as requested" basis, but such services shall not be required during more than two days in any week. In addition, such services will be required only at such times and such places as will result in the least inconvenience to Executive, having regard for other business commitments during such period which may obligate him to meet such other commitments prior to


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performing services requested hereunder. To the end that there shall be a minimum interference with Executive's other commitments, his Transition Period services shall be rendered by personal consultation at his residence or office, wherever maintained, or by correspondence through the mails, telephone, or telegraph, including weekends and evenings, as may be most convenient to Executive. During the Transition Period, Executive shall not be obligated (i) to act as a member of the board of directors of the Company or any of its subsidiaries, (ii) to occupy any office of the Company or any of its subsidiaries, or (iii) to render any services whatsoever to the Company or any of its subsidiaries other than those specified in this paragraph 3(b). During the Transition Period, Executive may accept employment with any employer other than an employer which is prohibited by paragraph 5(a) of this Agreement.

     4. (a) Compensation. As compensation for the Executive's services, the Company agrees to pay the Executive from the Effective Date through the Expiration Date, basic compensation at a rate of $18,375 per month (the "Base Salary"), payable on a current basis not less frequently than monthly in accordance with the Company's established policy, subject only to such payroll and withholding deductions as may be required by law.

        (b) In addition to the Base Salary payable during the remainder of 1995, the Executive shall be awarded 7/12ths of the bonus, if any, which he would have otherwise earned in respect of the 1995 year had he continued to serve as chairman of the board and chief executive officer of the Company throughout the remainder of 1995, such bonus to be calculated in the manner and payable (in cash only) at the time bonuses are calculated and paid in respect of the 1995 year for senior executive officers generally. Other than as provided for in this paragraph 4(b), the Executive shall not be eligible for any bonus compensation which is calculable or payable for any accounting period ending subsequent to July 31, 1995.

        (c) Expense Reimbursement. The Company shall reimburse the Executive for all direct out-of-pocket expenses incurred by him in the performance of services through the Expiration Date at the specific request of the Company's chief executive officer, to the extent such expenses are consistent with the Company's normal expense reimbursement policies.

        (d) Insurance and Defined Contribution Plan Benefits Through the Transition Period. To the extent permitted by applicable plan provisions, the Executive and his spouse shall be permitted to continue participation through the Expiration Date in all medical, health, Exec-U-Care, life, accidental death and disability insurance programs and non-contributory defined contribution plans (i.e., the base and supplemental profit sharing and ESOP plans) maintained by the Company for the benefit of its executive officers, with all premium and medical reimbursement expense of insurance plans to be borne by the Company to the same extent applicable to executive officers generally.

        (e) Office and Auto Allowance. The Executive will maintain an office from and after the Effective Date at his home or in other premises of his choice at a location other than Company owned or leased premises, and in lieu of any other expense reimbursement for the costs of such office facilities and secretarial support and any business automobile used by Executive, the

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Company will pay to Executive a monthly automobile and office allowance of
$2,000, payable monthly in arrears, from the Effective Date through the Expiration Date.

         (f) Club Dues and Expenses. Executive agrees to accept sole responsibility for all dues and usage charges incurred after the date of this Agreement for country club and luncheon club memberships held by him in his individual name or owned by the Company for Executive's designated use. The Company hereby relinquishes any interest it may have in such individually-owned memberships and agrees to cooperate with Executive in converting (at no out-of-pocket cost to the Company) any Company-owned corporate club memberships on which Executive is the designated user into individual memberships in the name of Executive. If Executive is unable to so convert any Company-owned membership into an individual membership by December 31, 1995, the Executive agrees to cooperate with the Company in effecting a transfer of the use privilege to one or more Company-designated successor users.

        (g) Tax and Financial Planning Services. In lieu of continuing to reimburse Executive's cost of tax and financial consulting services, the Company will pay to Executive a non-accountable annual stipend of $5,000 through the Expiration Date.

        (h) Business Automobiles. The Company agrees to sell to Executive and Executive agrees to purchase from the Company as of the Effective Date, the Company-owned business automobile presently used by Executive on an as-is basis, at a cash price equal to its depreciated book carrying value.

        (i) Business Furniture and Equipment. The Company agrees to transfer to Executive at no cost the furniture located in Executive's personal office at 5600 West Gulf Bank Drive, Houston, Texas and the Company-owned office equipment presently located at Executive's residence.

        (j) No Other Benefits. In view of the part-time character of Executive's duties hereunder, Executive hereby irrevocably declines, waives and rejects participation at all times after the Effective Date in any Company benefit plan in which participation is at the option of employees; provided, however, that this provision shall not affect the terms of any outstanding stock options or stock grants held by Executive.

     5. Noncompetition/Nonsolicitation; No Detrimental Conduct.

        (a) Noncompetition. From and after the date hereof, Executive agrees that all times through the Expiration Date, he will refrain from serving as an owner, financier, director, officer, agent, representative or employee of, or consultant to, any "Competing Business". For purposes of this Agreement, the term "Competing Business" means any corporation, partnership, joint venture, unincorporated business association, business trust, proprietorship or any other form of business enterprise wherever located which at any time during such period engages, directly or indirectly, in the design, manufacture, assembly, marketing, sale, lease, distribution, or service of valves, actuators, steam traps or any other device or contrivance (i) used for controlling the flow of

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liquids, solids or gases, and (ii) competitive with any product manufactured, marketed, distributed and/or sold by the Company or any of its direct or indirect subsidiaries now or through the Expiration Date.

        (b) Nonsolicitation. From and after the date hereof, Executive further agrees that at all times through the Expiration Date, he will not, in any way, directly or indirectly (i) solicit, divert, or take away, or attempt to solicit, divert, or take away, from the Company the business of any customer for any product or service of the Company or any of its direct or indirect subsidiaries sold or offered for sale prior to the Expiration Date or (ii) attempt to seek to cause any such customer to refrain, in any respect, from acquiring from or through the Company or any of its direct or indirect subsidiaries any product or service of the Company sold or offered for sale prior to the Expiration Date.

        (c) No Detrimental Conduct. From and after the date hereof, Executive agrees that at all times hereafter he will not engage in any conduct detrimental to the Company (including any conduct in violation of paragraph 7 hereof), such determination to be made by the Company's Committee as provided in paragraph 5(d) hereof.

        (d) Committee. All determinations with respect to compliance or noncompliance by Executive with the provisions of clauses (a), (b) and (c) of this paragraph 5 shall be within the reasonable discretion of the compensation committee of the board of directors of the Company ("Committee"), acting in its official capacity. Absent manifest error, bad faith, or arbitrary or capricious exercise of discretion, any such determination by the Committee shall be final and binding upon both parties. In making any such determination, the Committee shall be obligated to use only ordinary care and to make reasonable inquiry with respect to factual matters. Promptly following any determination that Executive is in breach of clauses (a), (b) or (c) of this paragraph 5 or of paragraph 7, the Committee shall give Executive written notice stating in reasonable detail the basis for such determinations. Such notice shall give Executive five days to remedy violations of any clause of this paragraph 5. Any payments due Executive under this Agreement shall be stayed for said five day period and shall not be restored unless such violations are corrected within said five day period. If violations of this paragraph 5 are not corrected, or if Executive violates paragraph 7 hereof, then Executive shall forfeit all remaining payments and benefits which would otherwise be made available to him pursuant to this Agreement.

        (e) Petition. In the event that Executive desires to engage in any activity which might constitute a breach of paragraphs 5(a), (b) or (c), he may petition the Committee for an interpretation in advance of undertaking the proposed activity for a determination whether the proposed activity would constitute a breach or request a written waiver from the Committee. The Committee will consider any such petition within five business days after receipt and will respond promptly in writing.

        (f) Binding Arbitration. Should any disputes arise between the parties regarding any determination made by the Committee, each of the parties hereby irrevocably agrees that the exclusive remedy of each of them shall be to commence binding arbitration proceedings under the

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rules of the American Arbitration Association, with any such arbitration proceeding to be conducted in Houston, Texas, applying the substantive law of the State of Texas. Each party agrees to deposit with the neutral arbitrator, an amount equal to 50% of the arbitrator's preliminary estimate of the costs of arbitration (excluding counsel fees) as security for costs. Actual costs of arbitration (including counsel fees of both parties) shall be apportioned by the arbitrator in such manner as he shall deem equitable in light of any final arbitration award.

     6. Contemporaneous with the execution of this Agreement, Executive has executed and delivered the letter of resignation attached to this Agreement as Exhibit A.

     7. Confidentiality. Executive agrees and acknowledges that he is currently bound by, and after the date of this Agreement will continue to be bound by, the Company's "Employee Invention and Confidential Disclosure Agreement." Executive agrees and acknowledges that agreement restricts him from disclosing any proprietary information (including, without limitation, customer lists, price discounts, sales information, company methods of doing business, accounting procedures, production methods, engineering designs, and any other items that are not published for general distribution to the public) in an unauthorized manner. Executive agrees to keep the terms and conditions of this Agreement confidential; provided, however, that Executive may disclose the terms of this agreement to his spouse, attorney and accountant and to any prospective employer, if he obtains the prior agreement of such person to hold such information in confidence. Without limiting any other remedy available under this Agreement or under applicable law, a violation of this paragraph 7 shall constitute an irreparable breach of this Agreement and shall result in (i) a forfeiture of all unpaid amounts to which Executive would otherwise be entitled hereunder and (ii) the immediate termination of any then existing employment relationship.

     8. Supplemental Retirement Benefits. Subject to any prior termination of this Agreement pursuant to paragraph 5, during the period commencing on the Expiration Date and ending on the later of (i) Executive's death or (ii) the death of his spouse (the "Retirement Period"), the Company shall:

        (x) pay to Executive or his estate, as the case may be, a monthly stipend of $5,000; plus

        (y) provide to Executive and his spouse the same medical benefits to which the Company's executive officers (and their spouses) are entitled to receive.

During the Retirement Period, Executive shall not be entitled to any compensation or other benefits except as set forth in this paragraph 8, shall not be required to perform any services for the Company, shall not be an employee of the Company, and may accept employment with any other employer or participate in any other business venture without limitation.

     9. Severability. If any provision of this Agreement shall be adjudged by a court of competent jurisdiction to be void or unenforceable, that finding shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. However, if any court

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having jurisdiction over the parties shall issue any order (i) holding the provisions of paragraphs 5(a), 5(b), 5(c) or 7 to be void or unenforceable, then any obligation of Keystone to make further payments hereunder shall be deemed to have been extinguished in full, or (ii) reforming the provisions of paragraph 5(a) so as to restrict or reduce its duration, geographic scope or the activities prohibited, then the Company's ongoing payment obligations shall be deemed to have been correspondingly reduced in amount or value, determined in the Company's sole discretion by such equitable method as shall reasonably reflect the lessened value of Executive's covenant not to compete for such shorter period, in such lesser territory, or in such more restricted scope of activity, as the case may be.

     10. Notices. All notices under this Agreement shall be in writing and given either in person or mailed first class mail, postage prepaid, to the address of the party to this Agreement set forth below his or its signature to such other address as a party to this Agreement may furnish to the other as provided in this sentence.

     11. Binding Agreement; Captions. This Agreement is binding upon the parties to this Agreement and their respective legal representatives, heirs, devisees, legatees or other successors and assigns. Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way affect the scope of this Agreement or the intent of its provisions.

     12.Entire Agreement. This Agreement constitutes the entire agreement of the parties to this Agreement with respect to its subject matter, supersedes all prior agreements, if any, of the parties to this Agreement with respect to its subject matter, and may not be amended except in writing signed by the party to this Agreement against whom the change is being asserted.

     13. Release. Executive hereby unconditionally and irrevocably forever releases and discharges the Company, its officers, employees, shareholders, agents and assigns, and all other persons, firms or corporations in control of, under the direction of, or associated with the Company (for purposes of this paragraph 13, collectively the "Employer") from all claims, charges,complaints, obligations, liabilities, promises, agreements, contracts, damages, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising from or in any way connected with or related to Executive's employment with Employer or the terms under which such employment is to be continued and terminated in the future or the terms of any supplemental retirement benefit herein provided for; provided, however, that such release shall not affect (i) the Company's future obligations to Executive under this Agreement, under the Company's Articles of Incorporation, Bylaws or any preexisting contractual indemnity agreement, or (ii) its indemnity obligations to Executive with respect to any litigation against the Company, its subsidiaries or corporate affiliates, or against Executive by third parties. Executive voluntarily accepts the consideration described in this Agreement as sufficient payment for the foregoing release and agrees that no other promises or representations have been made to him by the Company or any other person purporting to act on the behalf of the Company, except as expressly stated herein.

     14. Survival. Anything else in this Agreement to the contrary notwithstanding, the representations, warranties, covenants and agreements herein contained shall survive the termination of Executive's employment with the Company.

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     15. Miscellaneous. The failure of any party to this Agreement at any time or times to require the performance of any provisions of this Agreement shall in no manner affect the right to enforce the same; and no waiver by any party to this Agreement of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas. This Agreement may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies.

     In Witness Whereof, the undersigned have executed this Agreement effective as of the date first above written, subject to approval of the Board of Directors of the Company.

The Company:                           KEYSTONE INTERNATIONAL, INC.



                                       By:  /s/ F. O. Griffin
                                          ---------------------------

                                          Address:
                                          9600 West Gulf Bank Drive
                                          Houston, Texas 77040

Executive:                                  /s/ R. A. LeBlanc
                                          ---------------------------
                                          R. A. LeBlanc

                                          Address:
                                          6 Windermere
                                          Houston, Texas 77063



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                                                                       Exhibit A




                                 July 19, 1995


The Board of Directors
Keystone International, Inc.
9600 West Gulf Bank Drive
Houston, Texas 77040

Gentlemen:

     I hereby resign from my position as chairman of the board of directors, chief executive officer and a director of Keystone International, Inc. ("Keystone") but not as an employee of Keystone, and I also resign from any and all directorships, officerships and other positions that I hold with each directly and indirectly held subsidiary and corporate affiliate of Keystone, effective July 31, 1995.

                                       Very truly yours,


                                       /s/ R. A. LeBlanc

                                       R. A. LeBlanc